EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

AGREEMENT, made as of May 7, 2008, by and between Brian M. Clarkson (“Employee,” “you” or “your”) and Moody’s Corporation (the “Company,” “we” or “our”), with its principal place of business in New York, New York.

In consideration of the promises and conditions set forth below, and intending to be legally bound, the parties agree as follows:

1. Termination of Employment. Your resignation as an employee will be effective, and your employment with the Company will terminate, on July 31, 2008 (the “Termination Date”). You hereby resign effective immediately from all other offices and positions with the Company or any subsidiary or affiliate of the Company, including any boards, committees, and similar positions. You agree to sign and provide any additional documentation that may be reasonably required by the Company in order to effectuate and confirm these resignations. Until the Termination Date you will continue to provide such services as may be necessary or requested by the Firm. After the Termination Date, the Company will pay you for all accrued and unused vacation days you had as of the Termination Date. You agree that you will not apply for or seek re-employment with the Company, its parent companies, subsidiaries and affiliates after that date.

2. Special Severance Benefits. If you sign this Agreement and also sign Exhibit A on or after the Termination Date, and fully comply with the terms of both this Agreement and Exhibit A, in addition to any accrued but unpaid salary through the Termination Date, and reimbursement of any unreimbursed business expenses incurred prior to the Termination Date and submitted and approved in accordance with the policy of the Company, and any rights you may have to payments or benefits under any benefit plan of the Company in which you participate, in accordance with the terms and conditions thereof, the Company will provide you with the following special severance benefits:

(a) You will be paid salary continuation from August 1, 2008, through July 31, 2009 (“salary continuation period”), as set forth in Exhibit B, less benefit deductions, tax withholdings and other deductions required by law;

(b) Medical, dental and life insurance benefits shall be provided throughout the salary continuation period at the levels in effect for you immediately prior to the Termination Date, but in no event greater than the levels in effect for active employees generally during the salary continuation period, provided that you shall pay the employee portion of any required premium payments at the level in effect for employees of the Company generally. Since as of the Termination Date, you will be between the ages of 50 and 55 with 10 or more years of credited service with the Company, you also will be eligible for any post-employment medical and dental coverage that may be offered by the Company following the salary continuation period, at the Company’s full cost per participant for such coverage but otherwise on the same terms and conditions as coverage for employees of the Company, provided that the Company may modify or discontinue such post-employment coverage at any time for any reason, without any liability to you, so long as any such modification or discontinuance is applicable generally to similarly situated individuals in addition to you;

(c) In further consideration for your execution of this Agreement and Exhibit A, the Company will pay you a prorated bonus under the Executive Performance Incentive Compensation (EPIC) Plan for 2008 in the first quarter of 2009 in accordance with the letter to you, dated February 13, 2008, representing 7/12 of $810,900, which is the target amount set forth in that letter; and

(d) The Company will waive Section 4.02(b)(i) of the Supplemental Executive Benefit Plan (“SEBP”), which would otherwise reduce the amount of your SEBP Retirement Benefit by 60%, and will provide you a SEBP Retirement Benefit as calculated pursuant to Section 4.02(b), it being mutually understood that all other provisions of the SEBP shall continue to apply; and

(e) For purposes of the 1998 Moody’s Corporation Key Employees’ Stock Incentive Plan and the Amended and Restated Moody’s Corporation 2001 Key Employees’ Stock Incentive Plan (collectively, the “Stock Incentive Plans”), your termination of employment with the Company shall be treated as a “Retirement” within the meaning of Section 2(bb) and Section 2(y), respectively. As a consequence, any and all outstanding stock options held by you for more than one year as of the Termination Date shall be exercisable in accordance with the rules of Section 7(f) of the Stock Incentive Plans relating to exercisability upon termination of employment by reason of Retirement, and any outstanding restricted stock award held by you for more than one year as of the Termination Date shall be treated in accordance with the rules of Section 9(c)(iv) of the Moody’s Corporation 2001 Key Employees’ Stock Incentive Plan relating to immediate vesting in full of restricted stock upon a termination of employment by reason of Retirement. The Company’s agreement to treat your termination as a Retirement is conditioned on your agreeing to pay, and paying, in an amount and in a manner determined by the Company, FICA taxes or any similar taxes that become payable by reason of the Company’s agreement, and the Company’s agreement will become void without further notice if you fail to pay the specified amount by the date determined by the Company, such date not to occur prior to five business days following the Company’s delivery to you of a written statement containing the specified amount and calculation thereof. The terms of this Paragraph 2(e) shall apply to the outstanding stock options and restricted stock awards set forth on Exhibit C; and

(f) You will be provided outplacement services through an outplacement service provider selected by the Company, which said amount shall be determined by your job classification. You will not be entitled to the cost of outplacement services if you choose not to elect them.

You acknowledge that the special severance benefits set forth above include compensation and/or benefits in addition to what you would otherwise be entitled to receive. The special severance benefits will not become due on or before the Effective Date of the Agreement, as defined in Paragraph 17(f).

3. Approvals. The Company represents and warrants that all necessary approvals to grant the special severance benefits set forth in Paragraph 2 have been obtained.

4. Waiver and Release.

(a) In exchange for the special severance benefits promised to you in this Agreement, and as a material inducement for that promise, you hereby WAIVE, RELEASE and FOREVER DISCHARGE the Company and/or related persons from any and all claims, rights and liabilities of every kind, whether or not you now know them to exist, which you ever had or may have arising out of your employment with the Company or termination of that employment. This WAIVER and RELEASE includes, but is not limited to, any claim for severance benefits provided by the Company, as stated in an offer letter, individual contract, or otherwise, unlawful discrimination or sexual harassment under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, and any violation of any other federal, state or local constitution, statute, rule, regulation or ordinance, or for breach of contract, wrongful discharge, tort or other civil wrong.

(b) You represent that you have not filed any complaints, charges, claims, grievances, or lawsuits against the Company and/or any related persons with any local, state or federal agency or court, or with any other forum.

(c) By executing this Release you agree that you have been paid all wages due and owing to you and that the amount set forth in Paragraph 2(c) is being paid to resolve any and all claims you may have, including for any and all bonus amounts that may be due to you for your 2008 performance.

(d) You acknowledge that you may discover facts different from or in addition to those you now know or believe to be true with respect to the claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are the subject of this Agreement, and you expressly agree to assume the risk of the possible discovery of additional or different facts, and agree that this Agreement shall be and remain in effect in all respects regardless of such additional or different facts.

(e) As referred to in this Agreement, “related persons” includes the parents, subsidiaries, affiliates and divisions of the Company, their respective successors and assigns, and all of their past and present directors, officers, representatives, shareholders, agents, employees, whether as individuals or in their official capacity, and the respective heirs and personal representatives of any of them.

(f) This WAIVER and RELEASE is binding on you, your heirs, legal representatives and assigns.

5. Confidentiality of Agreement; Non-disparagement. You shall keep the terms of this Agreement confidential. You agree at any time not to talk about, write about, discuss or otherwise publicize the terms or existence of this Agreement to anyone other than your legal, tax or other financial advisors or your spouse, except in response to a subpoena, court directive or otherwise as required by law. You shall not disparage, denigrate or defame the Company and/or related persons, or any of their business products or services and shall not make any written or oral statement, news release or other announcement relating to your employment by the Company or relating to the Company and/or related persons, or any of their respective customers or personnel which is designed to embarrass or criticize any of the foregoing, except in order to provide truthful testimony in response to a subpoena, court directive or otherwise required by law. The Company agrees that it will direct its named executive officers in the Company’s 2008 proxy statement not to disparage you or encourage or induce others to disparage you. You agree that the Company does not assume any responsibility for, and shall not be liable for, the conduct of any of the individuals named in the preceding sentence once that instruction is given.

6. Confidential Information. You agree that you will not directly or indirectly disclose any proprietary or confidential information, records, data, formulae, specifications and other trade secrets owned by the Company or any affiliate or subsidiary of the Company, whether oral or written, to any person or use any such information, except pursuant to court order (in which case you will first provide the Company with written notice of such). All records, files, drawings, documents, models, disks, equipment and the like relating to the businesses of the Company shall remain the sole property of the Company and shall not be removed from the premises of the Company. You further agree to return to the Company any property of the Company which you may have, no matter where located, and not to keep any copies or portions thereof.

7. Cooperation with Agencies. Nothing in this Agreement is intended to prohibit or restrict you from: (i) testifying truthfully under oath; (ii) making any disclosure of information required by law; (iii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iv) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. You further agree that you will not seek or accept personal equitable or monetary relief in any civil action, suit or legal proceeding that involves any matter occurring at any time prior to the Effective Date of this Agreement (as defined in Paragraph 17(f) of this Agreement).

8. No Other Assurances. You acknowledge that in deciding to sign this Agreement you have not relied on any promises, statements, representations or commitments, whether spoken or in writing, made to you by any Company representative, except for what is expressly stated in this Agreement. This Agreement constitutes the entire understanding and agreement between you and the Company in connection with the matters described, and replaces and cancels all previous agreements and commitments, whether spoken or written.

9. Indemnification. Nothing in this Agreement shall be deemed to modify the Company’s indemnification obligations set forth in Article Sixth of the Company’s Restated Certificate of Incorporation or in its by-laws or otherwise.

10. Modification in Writing. No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this Agreement. This Agreement cannot be changed or modified except by written agreement signed by you and authorized representatives of the Company.

11. Governing Law; Jurisdiction. This Agreement shall be governed by and enforced in accordance with the laws of the State of New York, without regard to its conflicts of law principles. Any action arising out of or relating to this Agreement may, at the election of the Company, be brought and prosecuted only in that State, and in the event of such election, you consent to the jurisdiction and venue of any courts of or in such jurisdiction.

12. Jury Waiver and Attorneys’ Fees and Costs. The parties agree to waive their right to proceed with a jury trial to resolve any and all disputes regarding the interpretation or enforcement of the Agreement. In the event of litigation involving the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to his or its reasonable attorneys’ fees and costs.

13. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

14. No Admission of Liability. This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company, you and/or any related persons, or anyone acting under your or their supervision or on your or their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.

15. Specific Performance. You and the Company acknowledge and agree that the remedies available to an injured party at law for a breach or threatened breach of any of the provisions of Paragraph 4, 5, or 6 of this Agreement would be inadequate and, in recognition of this fact, you and the Company agree that, in the event of breach or threatened breach, in addition to any remedies at law or otherwise available to the Company under the terms of this Agreement, such injured party shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, or permanent injunction or any other equitable relief that may be available.

16. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

17. You acknowledge and certify that you:

(a) have read and understand all of the terms of this Agreement and do not rely on any representation or statement, written or oral, not set forth in this Agreement;

(b) have had a reasonable period of time to consider this Agreement;

(c) are signing this Agreement knowingly and voluntarily;

(d) have been advised to consult with an attorney before signing this Agreement;

(e) have the right to consider the terms of this Agreement for 21 days and if you take fewer than 21 days to review this Agreement, you hereby waive any and all rights to the balance of the 21 day review period;

(f) have the right to revoke this Agreement within 7 days after signing it, by providing written notice of revocation to Dan O’Connell, Human Resources, Moody’s Investors Service, 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. This Agreement will not be effective or enforceable against the Company until seven (7) days after the Company has received your signed copy of the Agreement. That will be the Effective Date of this Agreement. If you revoke this Agreement during this 7 day period, it becomes null and void in its entirety and no party has any obligations hereunder.

Brian M. Clarkson		MOODY’S CORPORATION

/s/ Brian M. Clarkson		By:	/s/ John Goggins
		Name:	John Goggins
		Title:	SVP-General Counsel

Date:	May 7, 2008	Date:	May 7, 2008

EXHIBIT B

Summary of Benefit Entitlements

Under Moody’s Corporation

Career Transition Plan

For Brian M. Clarkson

Employment with the Company Since:	July 1, 1991

Termination Date:	July 31, 2008

Salary Continuation Period:	August 1, 2008 to July 31, 2009

Date of Birth:	June 30, 1956

Salary Continuation:	One year = $650,000.00

Last Day of Salary Continuation:	July 31, 2009

Welfare Benefits Continuation End Date:	July 31, 2009

Outplacement Services:	One year

*	Please note that if the Employee does not register with the outplacement service provider within 30 days after the Termination Date, no outplacement service will be provided to the Employee.

A letter and fact sheet containing benefits information will be mailed under separate cover by the Moody’s Benefits Administrator, Fidelity Investments. The description of benefits provided is only a summary and is subject to the terms and conditions of the applicable plan. Refer to the summary plan description for more details. If you should have questions, please contact the Benefits Center at Fidelity at 877-208-0784.